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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) for an aggregate of 3,765,642 shares of Common Stock, $.01 par value, pertaining to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan and the Precision Response Corporation Amended and Restated 1996 Non-employee Director Stock Option Plan, of our report dated February 3, 2000 with respect to the consolidated financial statements and schedule of USA Networks, Inc. and subsidiaries as of December 31, 1999 and for each of the three years in the period then ended included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young


New York, New York
April 4, 2000